Exhibit 10.57

Certain confidential information contained in this document, marked by brackets as [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

THIRD AMENDMENT TO
CLINICAL CHEMISTRY ANALYZER AGREEMENT

This Third Amendment to Clinical Chemistry Analyzer Agreement (the “Amendment”), entered into as of August 27th, 2019, modifies that certain Clinical Chemistry Analyzer Agreement between FUJIFILM Corporation and Heska Corporation, dated January 30, 2007, including its amendments by the First Amendment to Clinical Chemistry Analyzer Agreement dated April 1st, 2014 and the Second Amendment to Clinical Chemistry Analyzer Agreement dated April 1st, 2015 (collectively, “Original Agreement”). Capitalized terms not otherwise defined have the meanings ascribed to them in the Original Agreement. In the event of any conflict between the terms and conditions of the Original Agreement and this Amendment, the terms and conditions of this Amendment shall control. The headings in this Amendment are included for purposes of convenience only and shall not affect the construction or interpretation of its provisions.

WITNESSETH:

WHEREAS, Fuji and Heska entered into the Original Agreement in which Heska was appointed an exclusive distributor of Products in the Territory subject to the terms and conditions of the Original Agreement;

WHEREAS, Fuji and Heska desire to amend the terms and conditions of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and upon the terms and subject to the conditions set forth below, Heska and Fuji hereby agree as follows:

AGREEMENT:

1.	Element DC5X Analyzer. A new Section 1.27 consisting of the following shall be added to the Original Agreement:

1.27	“Element DC5X Analyzer” shall mean a Dri-Chem NX 700 (HESKA CAT No. 6611 / Fuji’s Material No : 16575966) which is an OEM product supplied by Fuji to Heska.

2.	Target Purchase Quantity. A new Section 1.28 consisting of the following shall be added to the Original Agreement:

1.28 “Target Purchase Quantity” shall mean an annual target quantity of the Element DC5X Analyzers to be purchased by Heska from Fuji in each Fiscal Year. The Target Purchase Quantity shall be [***] Element DC5X Analyzers.

3.	Actual Purchase Quantity. A new Section 1.29 consisting of the following shall be added to the Original Agreement:

1.29 “Actual Purchase Quantity” shall mean an annual actual quantity of the Element DC5X Analyzers purchased by Heska from Fuji in each Fiscal Year. For the avoidance of doubt, the Actual Purchase Quantity shall be included in the count of the quantity of the Analyzers purchased by Heska from Fuji which shall be the basis for determining whether or not Heska meets the Minimum Commitment under Section 1.26.

4.	Target Award. A new Section 1.30 consisting of the following shall be added to the Original Agreement:

1.30 “Target Award” shall mean an award to be paid by Fuji to Heska in case of achievement by Heska of the Target Purchase Quantity.

5.	Affected Products. A new Section 1.31 consisting of the following shall be added to the Original Agreement:

1.31 “Affected Products” shall mean the Products of which manufacturing location has been changed from Yokohama, Japan to Ho Chi Minh City, Vietnam due to Fuji’s circumstances.

6.	Reimbursement Balance. A new Section 1.32 consisting of the following shall be added to the Original Agreement:

1.32 “Reimbursement Balance” shall mean the balance between (i) the transportation cost that Heska would have incurred if the Affected Products had been shipped from Yokohama, Japan and (ii) the actual transportation cost incurred by Heska in connection with shipment of the Affected Products, to be paid by Fuji to Heska in accordance with Section 4.15.

7.	Actual Shipment Quantity. A new Section 1.33 consisting of the following shall be added to the Original Agreement:

1.33 “Actual Shipment Quantity” shall mean an actual quantity of the Affected Products shipped by Fuji to the shipping destination designated by Heska in each six month period.

8.	Transportation Cost Balance. A new Section 1.34 consisting of the following shall be added to the Original Agreement:

1.34 “Transportation Cost Balance” shall mean the balance per dimensional weight in U.S. dollars between (i) a transportation fee that would be charged according to the applicable total cost set forth in the paragraph (e) of Section 4.15 if the Affected Products were shipped from Yokohama, Japan to Heska’s warehouse at Iowa, the U.S. as shipping destination and (ii) a transportation fee that is charged according to such total cost if the Affected Products are shipped from Ho Chi Minh City, Vietnam to such warehouse.

9.	Payment of Target Award. A new Section 3.7 consisting of the following shall be added to the Original Agreement:

3.7
Payment of Target Award. In the event that Heska achieves the Target Purchase Quantity, Fuji shall pay to Heska the Target Award, which shall be equivalent to the amount calculated by multiplying the Actual Purchase Quantity by [***]. The Target Award shall be paid in accordance with the following procedures:

(a)
Within thirty (30) days after the end of each Fiscal Year, Fuji shall notify, in writing, Heska of (i) the Actual Purchase Quantity in the Fiscal Year and (ii) the amount of the Target Award calculated on the basis of such Actual Purchase Quantity in accordance with the calculation method above (the “Preliminary Target Award”, and collectively with (i) the Actual Purchase Quantity in the Fiscal Year, the “Actual Purchase Quantity, Etc”).

(b)
Within thirty (30) days after receipt by Heska of the notice set forth in the paragraph (a) above (the “Award Opposition Period”), Heska shall notify, in writing, Fuji of (i) whether or not Heska approves the Actual Purchase Quantity, Etc described in such notice and (ii) grounds for Heska’s disapproval to the Actual Purchase Quantity, Etc if Heska does not approve. If Heska fails to notify, in writing, Fuji thereof for the Award Opposition Period, Heska shall be deemed to approve the Actual Purchase Quantity, Etc upon expiration of the Award Opposition Period. The notice of Heska’s disapproval to the Actual Purchase Quantity, Etc shall be sent to Fuji along with documents supporting such disapproval.

(c)
In the event of (i) receipt by Fuji of the notice of Heska’s approval to the Actual Purchase Quantity, Etc or (ii) Heska being deemed to approve the Actual Purchase Quantity, Etc in accordance with the paragraph (b) above, the Target Award shall be fixed as the amount of the Preliminary Target Award upon such receipt or being deemed, as the case may be, and Fuji shall pay such amount to Heska within thirty (30) days after such fixation as long as such amount is greater than zero (0).

(d)
In the event of receipt by Fuji of the notice of Heska’s disapproval to the Actual Purchase Quantity, Etc and documents supporting such disapproval, Fuji and Heska shall discuss in good faith in order to eliminate the gap in perception concerning the Actual Purchase Quantity, Etc between Fuji and Heska.

(e)
Fuji will issue Heska a credit to Fuji’s Heska account (the “Discount Credit”), the Discount Credit shall be used by Heska and accepted by Fuji as payment against any Heska purchase amount of Products due Fuji, or if no amount is then due, shall cause Fuji to issue to Heska a cash refund payable to Heska by wire transfer from Fuji.

10.	Delivery of Product. Section 4.9 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

4.9
Delivery of Product; Determination of Method of Transportation. Products shall be delivered FCA (Incoterms 2010) Fuji’s warehouse at Yokohama, Japan or Ho Chi Minh City, Vietnam, except for any Product made in China, which shall be DDP (Incoterms 2010) Heska's USA warehouse specified on each Purchase Order. For Products delivered FCA Fuji’s warehouse at Yokohama, Japan or Ho Chi Minh City, Vietnam, (i) the method of transportation of the Products, shipping destination, the carrier selected and other matters concerning transportation as may be required by Fuji shall be as specified by Heska in its purchase orders, and (ii) packaging specifications of the Products shall be those specified in Exhibit 4.9. Notwithstanding the foregoing, regarding the consumable Products, Heska agrees and acknowledges that Fuji has an allowance of [***] of the quantity of delivered Products than ordered quantity in the firm purchase order. In addition to the requirements set forth in Section 4.1, all consumable Products which has the term of validity (i.e., expiration date) shall be delivered by Fuji within [***] from the date of manufacturing such consumable Products.

11.	Payment of Reimbursement Balance. A new Section 4.15 consisting of the following shall be added to the Original Agreement:

4.15
Payment of Reimbursement Balance. With respect to the Affected Products, Fuji shall pay to Heska the Reimbursement Balance, which shall be equivalent to the amount calculated by multiplying the Actual Shipment Quantity by the Transportation Cost Balance; provided, however, that, in the event of any change to the total cost set forth in the paragraph (e) below, the Reimbursement Balance shall be equivalent to the amount calculated by multiplying the Actual Shipment Quantity after such change by the Transportation Cost Balance from the date of such change. The Reimbursement Balance shall be paid in accordance with the following procedures:

(a)
Within thirty (30) days after April 1 and October 1 of each Fiscal Year, Fuji shall notify, in writing, Heska of (i) the Actual Shipment Quantity in the preceding six month period, (ii) the Transportation Cost Balance in the preceding six month period and (iii) the amount of the Reimbursement Balance calculated on the basis of such Actual Shipment Quantity and such Transportation Cost Balance for the preceding six month period, in accordance with the calculation method above (the “Preliminary Reimbursement Balance”, and collectively with (i) the Actual Shipment Quantity in the six month period and (ii) the Transportation Cost Balance, the “Actual Shipment Quantity, Etc”).

(b)
Within thirty (30) days after receipt by Heska of the notice set forth in the paragraph (a) above (the “Reimbursement Opposition Period”), Heska shall notify, in writing, Fuji of (i) whether or not Heska approves the Actual Shipment Quantity, Etc described in such notice and (ii) grounds for Heska’s disapproval to the Actual Shipment Quantity, Etc if Heska does not approve. If Heska fails to notify, in writing, Fuji thereof for the Reimbursement Opposition Period, Heska shall be deemed to approve the Actual Shipment Quantity, Etc upon expiration of the Reimbursement Opposition Period. The notice of Heska’s disapproval to the Actual Shipment Quantity, Etc shall be sent to Fuji along with documents supporting such disapproval.

(c)
In the event of (i) receipt by Fuji of the notice of Heska’s approval to the Actual Shipment Quantity, Etc or (ii) Heska being deemed to approve the Actual Shipment Quantity, Etc in accordance with the paragraph (b) above, the Reimbursement Balance shall be fixed as the amount of the Preliminary Reimbursement Balance upon such receipt or being deemed, as the case may be, and Fuji shall pay such amount to Heska within thirty (30) days after such fixation as long as such amount is greater than zero (0).

(d)
In the event of receipt by Fuji of the notice of Heska’s disapproval to the Actual Shipment Quantity, Etc and documents supporting such disapproval, Fuji and Heska shall discuss in good faith in order to eliminate the gap in perception concerning the Actual Shipment Quantity, Etc between Fuji and Heska.

(e)
In the event of any change, of the carrier designated by Heska, or to the carrier’s total cost showing a transportation fee in U.S. dollars determined by a measured rate system, Heska shall notify Fuji thereof as soon as practically possible.

12.	LIST OF EXHIBITS. LIST OF EXHIBITS of the Original Agreement is hereby deleted in its entirety and replaced with LIST OF EXHIBITS attached hereto.

13.	Exhibit 1.13. Exhibit 1.13 of the Original Agreement is hereby deleted in its entirety and replaced with Exhibit 1.13 attached hereto.

14.	Exhibit 4.9. Exhibit 4.9 attached hereto shall be added to the Original Agreement.

15.	No Other Changes. Except as expressly modified by this Amendment, all other provisions of the Original Agreement shall remain in full force and effect, as amended hereby.

IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized representatives effective as of the last date on which this Amendment has been duly signed by both parties.

SIGNED:

Heska Corporation By: /s/Nancy Wisnewski	FUJIFILM Corporation By: [***]
Name: Nancy Wisnewski	Name: [***]
Title: Chief Operating Officer	Title: [***] [***]
Date: 09/04/2019	Date: 10/23/2019

LIST OF EXHIBITS

1.13        Products and Purchase Prices

4.9        Packaging Specifications of the Products

1